Exhibit 10.1

SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by Jeff Wilkinson, on behalf of himself, his heirs, executors, administrators and all other persons and entities in privity with him (collectively hereinafter referred to as “Wilkinson”); and Third Coast Bank, a Texas banking association, and any and all parent, subsidiary, or affiliated entities, companies, partnerships, successors, and assigns, and any and all of their past, present, and future entities, partners, officers, directors, managers, agents, administrators, trustees, insurers, successors, employees, and legal counsel (collectively “Bank”). Wilkinson and Bank are hereinafter collectively referred to as the “Parties.”

WHEREAS, Wilkinson and Bank are parties to that Employment Agreement entered into as of October 22, 2025 (the “Employment Agreement”); and

WHEREAS, Wilkinson and Bank desire to enter into this Agreement for the purpose of providing for the orderly separation of service; and

WHEREAS, Wilkinson is voluntarily resigning his employment from the Bank without a Good Reason (as defined in Section 5.1(c) of the Employment Agreement), and

WHEREAS, this Agreement is effective at 12:01 a.m. of the day following seven (7) days after Wilkinson returns an executed Agreement, assuming Wilkinson does not revoke the Agreement (the “Effective Date”); and

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and in full compromise, release, settlement, accord and satisfaction, and discharge of all alleged claims or causes of action arising out of any act or omission occurring prior to the date of this Agreement, known or unknown, the parties covenant and agree as follows:

1.
Termination of Employment. The Parties acknowledge and agree:
a.
Separation: Wilkinson’s last day of employment with Bank is September 17, 2026 (the “Separation Date”). Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for Wilkinson for all purposes, meaning Wilkinson is not entitled to any further compensation, monies, or other benefits from Bank except as explicitly provided for in this Agreement. After the Separation Date, Wilkinson will not represent himself as being an employee, board member, officer, agent, or representative of Bank for any purpose. The Parties hereby waive the notice of termination requirements set forth in Section 5.4 of the Employment Agreement, and agree that the Separation Date as defined herein shall constitute the “Termination Date” for all purposes under the Employment Agreement, notwithstanding anything to the contrary in Section 5.5 of the Employment Agreement.
b.
Resignation from Board and Other Positions: Effective as of the Separation Date, Wilkinson shall be deemed to have resigned from the Bank’s Board of Directors and from all other positions, including any committee memberships, that Wilkinson holds with Bank and any of its parent, subsidiary, or affiliated entities. Wilkinson covenants and agrees to execute and deliver to Bank any and all documents, instruments, or writings reasonably requested by Bank to effectuate or memorialize such resignation(s).
c.
Future Applicability of Employment Agreement. Sections 1 through 6 and 11 of the Employment Agreement are hereby terminated and of no further force or effect as of the Separation Date. Notwithstanding anything to the contrary in this Agreement, each of the following provisions of the Employment Agreement shall survive the execution of this Agreement and shall continue in full force and effect in accordance with their respective terms: Section 7 (Competitive Activity; Confidentiality; Non-Solicitation), Section 8 (Non-Disparagement), Section 9 (Acknowledgement), Section 10 (Remedies), and Sections 12 (Publicity) through 24 (Acknowledgement of Full Understanding) (collectively, the “Surviving Provisions”). Notwithstanding the foregoing or anything to the contrary in the Employment Agreement or this Agreement, the Parties agree that Section 7.3 of the Employment Agreement shall survive as modified as follows: the “Restricted Period,” as defined in Section 7.3 of the Employment Agreement shall mean the six (6)-month period beginning on the Separation Date in lieu of the one (1)-year period otherwise provided therein. To the extent that any provision of this Agreement conflicts with any of the Surviving Provisions, the provision affording Bank the broadest protection under applicable law shall control; provided, however, that the modification to Section 7.3 of the Employment Agreement set forth above shall control notwithstanding this sentence.
d.
Return of Property. Wilkinson acknowledges and agrees that, pursuant to Section 7.10(b) of the Employment Agreement, which is among the Surviving Provisions and remains in full force and effect, Wilkinson is obligated to return to Bank, in good condition, within five (5) calendar days of execution of this Agreement, all property of Bank, including, without limitation, any computer, tablet, cell phone, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any Confidential Information (as defined in the Employment Agreement), whether in hard copy or generated and maintained on any form of electronic media. Wilkinson reaffirms his continuing obligations under Section 7.10(b) of the Employment Agreement and acknowledges that Bank retains all rights and remedies set forth therein in the event of Wilkinson’s failure to comply with such obligations.

2. Actions by Bank: In return for this settlement, compromise, and release of all claims and potential claims Wilkinson may have against Bank, Bank hereby agrees to the following benefits to which Wilkinson would not otherwise be entitled. Wilkinson acknowledges that, pursuant to Section 4.2 of the Employment Agreement, the Second Installment of the Retention Bonus in the amount of Seven Hundred Thousand Dollars ($700,000.00) is payable only if Wilkinson remains continuously employed by Bank through the first scheduled payroll date occurring after the first anniversary of the Effective Time (as defined in the Employment

Agreement). Because Wilkinson’s employment is being terminated prior to such payment date, Wilkinson acknowledges that he is not otherwise entitled to the Second Installment. Notwithstanding the foregoing, Bank agrees to pay Wilkinson the aggregate amount of Seven Hundred Thousand Dollars AND NO/100 ($700,000.00) (the “Settlement Amount”), subject to the terms and conditions set forth below; provided, however, that Bank’s obligation to pay the Settlement Amount is expressly contingent upon Wilkinson not exercising his right of revocation pursuant to Section 14 of this Agreement:

a.
Monthly Installment Payments: Bank shall pay the Settlement Amount to Wilkinson in twelve (12) equal monthly installments of Fifty-Eight Thousand Three Hundred Thirty-Three Dollars and 33/100 ($58,333.33) each, less applicable taxes and withholdings, commencing on the first regular payroll cycle following the Effective Date and continuing on each monthly anniversary thereafter for a total of twelve (12) months, provided that Wilkinson complies with his obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement (including, without limitation, Sections 2(a)(1), 2(a)(2), 2(b), 2(c)(3), and 2(c)(4)), the first monthly installment payment made pursuant to this Section 2(a) shall be unconditional and non-refundable, shall not be subject to suspension, offset, clawback, or recoupment, and shall be deemed fully earned and non-recoverable upon payment. For the avoidance of doubt, nothing in the preceding sentence shall limit or impair Bank’s right to seek indemnification from Wilkinson pursuant to Section 2(c)(5) or Section 11 of this Agreement.
(1)
As a material condition of Bank’s agreement to pay the Settlement Amount, and without limiting any other rights or remedies available to Bank under this Agreement or at law or in equity, Bank expressly reserves the right, in its sole discretion, to suspend any remaining installment payments to Wilkinson (excluding the first monthly installment payment, which shall remain unconditional and non-refundable in accordance with Section 2(a)) in the event that Bank receives any demands, claims or threatened claims, investigations, regulatory inquiries, lawsuits, or other legal proceedings arising out of or relating to, directly or indirectly, the demand sent by or behalf of Sam Kumar, Wilkinson’s role or activities as an advisory director of Qualtik, any solicitations by or on behalf of Wilkinson for investments in Qualtik and/or Kettle Creek, any engagements or interactions with Mark Prior by or on behalf of Wilkinson, or any investments made by or on behalf of Wilkinson in Qualtik and/or Kettle Creek (collectively, the “Covered Matters”), pending Bank’s determination of whether such matters will result in litigation, legal fees, expenses, and/or settlement obligations not covered by insurance.
(2)
In the event that Bank determines, in its sole discretion, that the matters described in Section 2(a)(1) will or are reasonably likely to result in litigation, legal fees, expenses, and/or settlement obligations not covered by insurance, the suspended installment payments shall continue to be held by Bank pending final resolution of such matters, as determined by Bank in its sole discretion. The suspended amounts shall be applied first to reimburse Bank for any settlement payments and/or reasonable legal fees and expenses incurred by Bank in connection with the defense and resolution of such matters not covered by insurance. In the event that Bank determines that such matters will not result in litigation, legal fees, expenses, and/or settlement obligations not covered by insurance, Bank shall promptly resume the suspended installment payments to Wilkinson in accordance with the payment schedule set forth herein.
b.
Wilkinson acknowledges and agrees that the Settlement Amount is paid solely as consideration for the release, covenants, and obligations set forth in this Agreement and does not constitute compensation for the unexpired portion of the Employment Term under the Employment Agreement. For the avoidance of doubt, Wilkinson expressly waives any and all rights to the compensation and benefits set forth in Section 5.1 and Section 5.2 of the Employment Agreement, including, without limitation, the Accrued Amounts (as defined in Section 5.1(a) of the Employment Agreement), the Cash Severance (as defined in Section 5.2(a) of the Employment Agreement), the COBRA Benefits (as defined in Section 5.2(b) of the Employment Agreement), and any accelerated vesting of equity awards under Section 5.2(c) of the Employment Agreement, regardless of how Wilkinson’s separation from employment is characterized.
(1)
Wilkinson further expressly waives any and all rights to salary, bonuses, equity awards, benefits, severance, or any other compensation or payments of any kind for the remainder of the Employment Term under the Employment Agreement, except as expressly provided in this Agreement. For the avoidance of doubt, this waiver includes, but is not limited to, any Annual Bonus (as defined in the Employment Agreement) and the benefits described in Sections 4.6 to 4.10 of the Employment Agreement. Wilkinson acknowledges and agrees that the Settlement Amount constitutes the sole and exclusive compensation and consideration to which Wilkinson is entitled in connection with his separation from employment with Bank, and that Wilkinson has no further right to any compensation or benefits under the Employment Agreement except as expressly set forth in this Agreement.
(2)
Wilkinson further acknowledges and agrees that, effective as of the Separation Date, any and all agreements, arrangements, notices of grant, award agreements, or other instruments between Wilkinson and Bank or any of its parent, subsidiary, or affiliated entities relating to equity awards, restricted stock, stock options, restricted stock units, performance shares, incentive compensation, or any other equity-based or equity-linked awards or compensation of any kind (including, without limitation, the Notice of Grant of Restricted Stock and the Restricted Stock Award Agreement issued pursuant to Section 4.4 of the Employment Agreement and the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan) are hereby terminated, cancelled, and superseded in their entirety by this Agreement, and shall be of no further force or effect; provided, however, that the foregoing shall not apply to any stock options that have vested as of the Separation Date (the “Vested Options”), which shall remain outstanding and exercisable in accordance with their original terms. Wilkinson hereby forfeits and relinquishes any and all rights, claims, or entitlements under any such agreements or arrangements, whether vested or unvested, except with respect to the Vested Options, and acknowledges that, other than the Vested Options, the Settlement Amount constitutes the sole consideration to which Wilkinson is entitled with respect thereto. For the avoidance of doubt, Bank shall not interfere with Wilkinson’s exercise of the Vested Options in accordance with the terms and conditions of the applicable award agreements and plan documents governing such options.
(3)
In the event that Wilkinson breaches or violates any term, condition, covenant, or obligation set forth in this Agreement (as determined by Bank in its sole discretion), Bank shall have the right, in addition to any and all other remedies available at law or in equity, to demand the immediate repayment of all amounts theretofore paid to Wilkinson pursuant to this Agreement (excluding the first monthly installment payment made pursuant to Section 2(a), which shall remain non-refundable and non-recoverable), including, without limitation, any and all remaining installment payments, and Bank’s obligation to make any remaining payments under this Agreement shall immediately and permanently cease. Upon final quantification of Bank’s damages arising from such breach(es), Bank shall resume making any remaining installment payments to Wilkinson; provided, however, that Bank shall be entitled to retain from the remaining installment payments, as an offset against such damages, an amount equal to Bank’s total damages reduced by any insurance proceeds actually received by Bank in connection with such breach(es).
(4)
In addition to the foregoing, (i) upon any such breach or violation of this Agreement, or (ii) upon the occurrence of any Covered Matter (regardless of whether such Covered Matter constitutes a breach by Wilkinson), Bank shall have the right, in its sole discretion, to demand the immediate repayment of the First Installment of the Retention Bonus in the amount of Seven Hundred Thousand Dollars ($700,000.00) previously paid to Wilkinson pursuant to Section 4.2(a) of the Employment Agreement. Wilkinson acknowledges and agrees that such repayment obligations are reasonable and necessary to protect Bank’s legitimate interests and constitute an essential inducement for Bank’s agreement to enter into this Agreement and to provide the consideration set forth herein. Notwithstanding the foregoing, any amounts subject to repayment under this Section shall be reduced and offset by the amount of any insurance proceeds actually received by Bank in connection with or arising out of the same breach, violation, or Covered Matter giving rise to such repayment demand. Any amounts subject to repayment under this Section (as reduced by any such insurance offset) shall be due and payable within thirty (30) days of Bank’s written demand therefor.
(5)
Notwithstanding anything to the contrary in this Agreement, in the event that the aggregate amounts recovered by Bank pursuant to this Agreement, including, without limitation, all suspended or withheld installment payments, and the First Installment of the Retention Bonus, are insufficient to fully satisfy, reimburse, or otherwise cover any and all losses, liabilities, damages, settlement payments, judgments, fines, penalties, costs, fees, and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with the defense, investigation, or resolution of any such matters or the enforcement of Wilkinson’s obligations under this Agreement) not covered by insurance incurred or sustained by Bank in connection with a Covered Matter, or Wilkinson’s breach or violation of this Agreement, Wilkinson shall indemnify, defend, and hold harmless Bank from and against any and all such losses, liabilities, damages, settlement payments, judgments, fines, penalties, costs, fees, and expenses to the full extent thereof, without limitation.
(6)
Notwithstanding any provision of this Agreement to the contrary, including, without limitation, any offset or reduction for insurance proceeds contemplated by Sections 2(c)(3), 2(c)(4), or 2(c)(5), Wilkinson shall be solely responsible for the payment of any and all deductible, retention, or self-insured retention amounts applicable under any insurance policy maintained by Bank or Keystone Bancshares, Inc. (including, without limitation, any Financial Institutions Professional Indemnity policy or Directors, Officers and Company Liability policy) with respect to each Claim (as such term is defined in the applicable policy) arising out of or relating to Wilkinson’s breach or violation of this Agreement or a Covered Matter. Such deductible or retention amounts shall be payable by Wilkinson on a per-Claim basis in accordance with the terms of the applicable insurance policy and shall be due and payable within thirty (30) days of Bank’s written demand therefor. For the avoidance of doubt, any deductible or retention amounts payable by Wilkinson pursuant to this Section shall not constitute “insurance proceeds actually received by Bank” for purposes of any offset or reduction under this Agreement, and Wilkinson’s obligations under this Section shall be in addition to, and shall not reduce or offset, any other repayment, indemnification, or reimbursement obligations of Wilkinson under this Agreement.

3. Actions by Wilkinson: For and in consideration of the actions by Bank in Section 2 of this Agreement, for which consideration Wilkinson acknowledges he would not otherwise be entitled, Wilkinson hereby agrees to the following:

a. Wilkinson’s Release and Covenant Not to Sue: Wilkinson hereby irrevocably and unconditionally releases and forever discharges, and covenants not to sue or bring any other legal action against Bank, including but not limited to, all of its current and former employees, officers, directors, parent and affiliated entities and companies, and their attorneys and representatives, and any and all other persons that might in any manner be liable to him, with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Wilkinson has or which could be asserted on his behalf by any person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. Wilkinson understands and agrees that this Release includes, but is not limited to, the following claims and causes of action resulting from or relating to acts or omissions on or before the date of the execution of this Agreement:

(1) All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract, promissory estoppel, detrimental reliance, wrongful discharge, discrimination on the basis of race, sex, age, national origin, religion, disability or any other characteristic protected under federal or state law, retaliation, failure to accommodate, negligence, gross negligence, negligent hiring, negligent supervision, negligent retention, false imprisonment, assault and battery, intentional infliction of emotional distress, slander, libel, fraud, misrepresentation, public policy violation and invasion of privacy.

(2) All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, the Sarbanes-Oxley Act, as amended, Dodd Frank Wall Street Reform and Consumer Protection Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, Age Discrimination in Employment Act, as amended, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, the Equal Pay Act, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, as amended.

(3) All claims and causes of action arising under the Fair Labor Standards Act, or other local, state, or federal laws relating to wage and hour compensation up to the execution of this Agreement, including, but not limited to, alleged claims of retaliation, unpaid wages, and all derivative claims under the Employee Retirement and Income Security Act, 29 U.S.C. §§ 201, et seq., any claim for unpaid compensation, overtime compensation, commissions, bonuses, or other incentive compensation, liquidated damages, and attorneys’ fee.

(4) All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, emotional distress damages, liquidated damages, punitive/exemplary damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, damage to credit, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

(5) All claims and causes of action arising out of or in any way connected with, directly or indirectly, Wilkinson’s employment relationship and Board position with Bank or the termination of his employment, including, without limitation, Bank’s treatment of him, the terms and conditions of his employment relationship, or the compensation, benefits or payments received or that should have been received during this employment relationship.

(6) Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of any claim by Wilkinson for any claims which cannot be waived by law. Further, and notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of Wilkinson’s right to file charges or participate in an investigation or proceeding conducted by the EEOC or any other governmental entity with jurisdiction to regulate employment conditions or relations; however, Wilkinson does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award from Bank, as a result of any proceeding of any kind or character initiated by the EEOC or any other governmental entity with jurisdiction to regulate employment conditions or relations.

4. Proceedings: Wilkinson hereby represents and confirms that he has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against Bank in any local, state, or federal court or agency based upon events occurring prior to the date of this Agreement. Wilkinson expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events occurring prior to this Agreement, other than as expressly provided in this Agreement.

5. Waiver of Reinstatement and Future Employment: Wilkinson hereby agrees that his working relationship with Bank has been permanently and irrevocably severed, and that Bank has no obligation, contractual or otherwise, to rehire, re-employ, or re-contract with Wilkinson in the future. Wilkinson hereby waives any right to reinstatement, future employment, or future contract with Bank or any of its current or future subsidiaries and/or affiliates, and represents that he will not at any time in the future apply for or accept employment with Bank. Wilkinson agrees that he will not knowingly accept an employment position or contract if such employment or contract will require Wilkinson to perform any work on Bank’s premises.

6.
Cooperation. Wilkinson covenants and agrees that, from and after the Separation Date and continuing indefinitely thereafter without limitation as to time, Wilkinson shall fully and promptly cooperate with Bank and Bank’s respective officers, directors, employees, agents, legal counsel, and other representatives, in connection with any and all matters, claims, investigations, audits, examinations, regulatory inquiries, litigation, arbitration, mediation, or other proceedings (whether pending, threatened, or reasonably anticipated, and whether civil, criminal, administrative, regulatory, or otherwise) that relate to, arise out of, or are in any way connected with (a) Wilkinson’s employment or service with Bank or any of its affiliates, (b) Wilkinson’s service on the Board of Directors of Bank or any committee thereof, (c) any acts, omissions, events, transactions, or circumstances occurring during or relating to the period of Wilkinson’s employment or Board service, (d) any matters as to which Wilkinson possesses or may possess relevant knowledge, information, or documentation, (e) any demands, claims or threatened claims, investigations, regulatory inquiries, lawsuits, or other legal proceedings related to Qualtik and/or Kettle Creek investments, or (f) any other matter in which Bank or any of its affiliates reasonably determines that Wilkinson’s cooperation is necessary or useful. Such cooperation shall include, without limitation, (i) making himself available at reasonable times and places (including by telephone or videoconference) for interviews, meetings, depositions, hearings, and trials, (ii) providing truthful and complete testimony and information, (iii) assisting in the preparation of any documents, declarations, affidavits, or other materials, (iv) producing or making available any documents, records, correspondence, or other materials in Wilkinson’s possession, custody, or control that are relevant to any such matter, and (v) otherwise providing such assistance and cooperation as Bank may reasonably request. Bank shall reimburse Wilkinson for reasonable, documented out-of-pocket travel expenses actually incurred by Wilkinson at Bank’s specific written request in connection with such cooperation, subject to Bank’s prior written approval of such expenses. Wilkinson’s obligations under this Section are independent of, and shall not be affected by, any other provision of this Agreement or any dispute between the Parties. This Section supersedes and replaces Section 6 (Cooperation) of the Employment Agreement in its entirety, and the Parties agree that Section 6 of the Employment Agreement shall be of no further force or effect.

7. Confidentiality: As a material inducement into agreeing to the payment of the consideration provided for by this Agreement, Wilkinson agrees that he will not disclose, disseminate, or publicize, or will not cause to be disclosed, disseminated, or publicized, any of the terms and conditions of his employment and/or his separation from employment, any of the terms of this Agreement or the negotiations among the parties concerning the terms or any proposed terms of the Agreement, to any person, corporation, partnership, association, government agency (except as provided in Section 9 of this Agreement), or other entity, other than Wilkinson’s spouse, legal counsel, and financial and tax advisors, who will likewise be bound to maintain confidentiality in accordance with this Section, except (1) as may be required by law; (2) to the extent necessary to report income to appropriate taxing authorities, (3) to his therapist in the course of emotional therapy; or (4) in response to an order or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be immediately communicated to Bank in writing by notifying the Bank’s Legal Department via mail and e-mail at Third Coast Bank, 20202 Highway 59 N, Suite 190, Humble, Texas 77338 and [***], so that Bank has an opportunity to intervene and assert what rights it has to nondisclosure prior to Wilkinson’s response to such order or subpoena. Wilkinson agrees to inform his spouse, legal counsel, and financial and tax advisors of this confidentiality provision.

8. Non-Disparagement: Wilkinson hereby acknowledges and agrees that he shall not at any time, verbally or in writing, criticize, disparage, deprecate, discredit, vilify, or make any statements to any third parties that in any way may be considered harmful or negatively impact Bank. Wilkinson’s obligations under this Section are in addition to, and not in limitation or substitution of, Wilkinson’s obligations under Section 8 (Non-Disparagement) of the Employment Agreement, which shall continue in full force and effect in accordance with its terms and shall survive the termination of Wilkinson’s employment and the execution of this Agreement. For the avoidance of doubt, nothing in this provision shall prohibit Wilkinson from providing truthful and complete testimony in accordance with Section 6 of this Agreement.

9. Reporting: Nothing in this Agreement shall prohibit Wilkinson from reporting possible violations of federal and state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission,

Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation. Further, this Agreement does not limit Wilkinson’s right to receive an award for information provided to the Securities and Exchange Commission or any other governmental agency or entity. However, Wilkinson represents that he is unaware of any act or omission on Bank’s part that may constitute a violation of any law, nor does he know of any basis on which any third party or governmental entity could assert such a claim.

10. Nonadmission: Wilkinson agrees that this Agreement and the payment of consideration to him by Bank is a compromise and shall not be deemed or construed at any time or for any purpose to be an admission by Bank of any violation of Wilkinson’s rights, or of any violation of contract or statutory or common law, or of any wrongdoing. Without limiting the generality of the foregoing, nothing in this Agreement, including the payment of the Settlement Amount or any other consideration provided hereunder, shall be deemed or construed as an admission or acknowledgment by Bank of any liability, wrongdoing, or responsibility whatsoever with respect to (a) Wilkinson’s role or activities as an advisory director of Qualtik, (b) any solicitations for investments in Qualtik and/or Kettle Creek, (c) any investments made in Qualtik and/or Kettle Creek, or (d) any demands, claims, threatened claims, investigations, regulatory inquiries, lawsuits, or other legal proceedings arising out of or relating to any of the foregoing. Bank expressly denies any and all liability with respect to such matters, and this Agreement shall not be admissible in any proceeding as evidence of any admission or concession of liability by Bank.

11. Persons Bound by Release/Nonassignment and Indemnification: Wilkinson agrees that this Agreement shall be binding on him, his heirs, executors, administrators, and all other persons and entities in privity with him. Wilkinson further represents that no claim or cause of action covered by this Agreement has been assigned or given to anyone else, and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. WILKINSON AGREES TO indemnify, defend and hold BANK harmless FROM ANY FURTHER CLAIM OR SUIT (INCLUDING ATTORNEY’S FEES AND OTHER EXPENSES INCURRED IN THE DEFENSE OF ANY SUCH CLAIM OR SUIT), BY OR ON BEHALF OF WILKINSON, ANY SPOUSE, ANY CHILDREN, HEIRS, EXECUTORS, ADMINISTRATORS, OR ANY OTHER PERSON OR ENTITY IN PRIVITY WITH WILKINSON CONCERNING ANY MATTER ENCOMPASSED BY THIS AGREEMENT.

12. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Bank be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Wilkinson on account of non-compliance with Section 409A.

13. Tax Consequences: Wilkinson hereby releases Bank from, and agrees to assume full responsibility to any federal, state, or local taxing authorities for any tax consequences to Wilkinson under this Agreement. WILKINSON AGREES TO INDEMNIFY AND HOLD HARMLESS BANK FROM AND AGAINST ANY TAXES, FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS, PROCEEDINGS, AND ANY OTHER LIABILITY ARISING OUT OF SUCH TAX CONSEQUENCES. Wilkinson acknowledges and agrees that Bank and its legal counsel have made no representations regarding the proper tax treatment of the payments set out in Section 2.

14. Older Workers Benefit Protection Act: Wilkinson acknowledges that by signing this Agreement, he is releasing any claims that he may have had under the Age Discrimination in Employment Act arising on or before the date of the Agreement. Wilkinson acknowledges that he has been given a fair opportunity to consult with an attorney, prior to execution of this Release. Wilkinson acknowledges and agrees that he has been given at least twenty-one (21) days in which to consider this Release. Wilkinson understands that: (i) he may revoke his acceptance of this Agreement by notifying the Bank’s Legal Department via mail and e-mail at Third Coast Bank, 20202 Highway 59 N, Suite 190, Humble, Texas 77338 and [***], within seven (7) days after he signs and returns this Agreement (“Revocation Period”); (ii) if Wilkinson timely revokes his acceptance, he will not be eligible for and will not receive the Settlement Amount; and (iii) if Wilkinson does not timely revoke his acceptance, this Agreement will become effective and enforceable on the eighth (8th) day after he signs and returns this Agreement.

15. Severability, Governing Law, and Arbitration: If any single section or clause of this Agreement should be found unenforceable, it shall be severed and the remaining sections and clauses shall be enforced as if such section or clause did not exist. Texas law shall govern the validity and interpretation of this Agreement, without regard to its conflicts of law principles, insofar as federal law does not control. Subject to Section 19 (Injunctive Relief), Wilkinson and Bank agree to submit any controversy or claim arising out of this Agreement or otherwise relating to Wilkinson’s employment with Bank or the termination of such employment (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination) exclusively to confidential binding arbitration before a single arbitrator. Any such arbitration will be fully and finally resolved in binding arbitration in a proceeding in Texas in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect before a single arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for payment of its reasonable fees of attorneys, professionals and experts and other costs and fees incurred in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement.

16. Waiver or Breach: The parties agree that one or more waivers or breaches of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, or as a waiver or breach of any other covenant, term or provision.

17. Entire Agreement: This Agreement contains the entire understanding between Wilkinson and Bank with regard to the subject matter thereof, and supersedes (i) all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement, and (ii) all other agreements between or among the Parties, unless specifically modified or incorporated by reference in this Agreement; provided, however, that nothing in this Section shall be construed to supersede, limit, or otherwise affect the Surviving Provisions, which shall remain in full force and effect in accordance with Section 1(c) of this Agreement. Wilkinson expressly acknowledges and agrees that Bank and its legal counsel did not make, directly or indirectly, any provisions, representations, or warranties whatsoever, express or implied, other than those contained in this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Wilkinson and by authorized representatives of Bank.

18. Construction: The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

19. Injunctive Relief. Each party acknowledges and agrees that the covenants, obligations and agreements of such party contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the non-breaching party irreparable injury for which adequate remedies at law are not available. Therefore, each party agrees that all parties to this Agreement will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such party from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies a party may have against any other party.

20. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Bank and its successors, assigns, parent entities, subsidiaries, and affiliates. Wilkinson may not assign, delegate, or otherwise transfer any of his rights, interests, or obligations under this Agreement without the prior written consent of Bank, and any attempted assignment, delegation, or transfer in violation of this Section shall be null and void and of no force or effect. Bank may freely assign, delegate, or otherwise transfer any or all of its rights, interests, or obligations under this Agreement to any successor (whether by merger, consolidation, reorganization, sale of all or substantially all of its assets, or otherwise) or to any affiliate, subsidiary, or parent entity of Bank, without the consent of Wilkinson. Wilkinson hereby expressly consents to any such assignment by Bank and agrees to render performance under this Agreement to any such assignee.

21. Other Acknowledgments: Wilkinson hereby represents and certifies that he (1) has carefully read all of this Confidential Settlement Agreement and Release of All Claims; (2) has been given a fair opportunity to discuss and negotiate the terms of this Agreement by and through his legal counsel; (3) has been given a reasonable time within which to consider this Agreement before executing it; (4) understands the provisions of this Agreement; (5) has received advice from an attorney regarding this Agreement; (6) has determined that it is in his best interest to enter into this Agreement and Release; (7) has not been influenced to sign this Agreement by any statement or representation by Bank or its legal counsel not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

22. Counterparts: This Agreement may be executed in counterparts, each of which shall constitute an original, and which together shall constitute a single instrument. The Parties further agree that signatures to this Agreement transmitted electronically or via facsimile shall be valid and binding.

Jeff Wilkinson /s/ Jeff Wilkinson____________________ Signature Date:_9/16/2026_____________________	Third Coast Bank /s/ Bart Caraway_________________________ Signature Printed Name:_Bart Caraway_______________ Title:_CEO_____________________________ Date:_9/17/2026_________________________